                                                                      EXHIBIT 12


                          WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS
                  AND FUNDS FROM OPERATIONS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                            Three Months      Six Months Ended
                                            Ended June 30,        June 30,
                                          -----------------  -----------------
                                            1996     1995      1996      1995
                                          ------    -------  -------    ------
Net income                                $12,910   $10,931  $25,535   $22,295

Add:
Portion of rents representative of the        164       146      318       310
 interest factor
Interest on indebtedness                    5,310     4,008   10,321     7,422
Amortization of debt cost                      80        39      149        69
                                          -------   -------  -------   -------
  Net income as adjusted                  $18,464   $15,124  $36,323   $30,096
                                          =======   =======  =======   =======
Fixed charges:
Interest on indebtedness                  $ 5,310   $ 4,008  $10,321   $ 7,422
Capitalized interest                          390       762      817     1,546
Amortization of debt cost                      80        39      149        69
Portion of rents representative of the
 interest factor                              164       146      318       310
                                          -------   -------  -------   -------
  Fixed charges                           $ 5,944   $ 4,955  $11,605   $ 9,347
                                          =======   =======  =======   =======

RATIO OF EARNINGS TO FIXED CHARGES           3.11      3.05     3.13      3.22
                                          =======   =======  =======   =======

Net income                                $12,910   $10,931  $25,535   $22,295
Depreciation and amortization               8,100     7,233   16,122    14,230
(Gain) loss on sales of property             (901)       46   (1,397)      (95)
                                          -------   -------  -------   -------
  Funds from operations                    20,109    18,210   40,260    36,430
                                          =======   =======  =======   =======
Interest on indebtedness                    5,310     4,008   10,321     7,422
                                          -------   -------  -------   -------
  Funds from operations (as adjusted)     $25,419   $22,218  $50,581   $43,852
                                          =======   =======  =======   =======

RATIO OF FUNDS FROM OPERATIONS TO FIXED
 CHARGES                                     4.28      4.48     4.36      4.69
                                          =======   =======  =======   =======
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